UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 20, 2020

Date of Report (Date of earliest event reported)

CALLAWAY GOLF COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-10962	95-3797580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA	92008-7328
(Address of principal executive offices)	(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	ELY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 20, 2020, Callaway Golf Company (the “Company”) entered into a Second Amendment (the “Second Amendment”) to the Fourth Amended and Restated Loan and Security Agreement, dated as of May 17, 2019 (as amended prior to the Second Amendment, the “Loan Agreement”) among the Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc., travisMathew, LLC, Jack Wolfskin North America, Inc., Callaway Golf Canada Ltd., JACK WOLFSKIN Ausrüstung für Draussen GmbH & Co. KGaA, Callaway Golf Europe Ltd., Callaway Golf Interactive, Inc., Callaway Golf International Sales Company, Callaway Golf European Holding Company Limited, Callaway Germany Holdco GmbH, JW STARGAZER Holding GmbH, SKYRAGER GmbH, Jack Wolfskin Retail GmbH, Bank of America, N.A. as administrative agent and certain financial institutions as lenders. The Second Amendment provides for a new term loan credit facility of up to $30 million (the “Term Loan Facility”).

Loans under the Term Loan Facility (“Term Loans”) bear interest at the spread for the Company’s existing asset-based revolving credit facility (the “Existing Revolver”), plus 250 basis points, such that the applicable margin for Term Loans ranges from 4.00% when the availability ratio is greater than or equal to 67%, to 4.25% when the availability ratio is less than 67% but greater than or equal to 33%, to 4.50% when the availability ratio is less than 33%. The Term Loans may be borrowed until September 30, 2020. The Term Loan Facility matures on the earlier of (i) the three year anniversary of the making of the Term Loans and (ii) the maturity of the Existing Revolver. The Term Loan Facility amortizes over on a quarterly basis in an amount equal to $2,500,000, commencing on the first day of the fiscal quarter immediately following the fiscal quarter ending June 30, 2020 (or the fiscal quarter ending September 30, 2020 if the Term Loan is made after June 30, 2020).

At any time when any Term Loans are outstanding, the Company must maintain a fixed charge coverage ratio of at least 1.1 to 1.0. At any time when there are no Term Loans outstanding, the fixed charge coverage ratio test returns to a springing test based on availability (as currently constituted).

At any time when any Term Loans are outstanding, the Company is not permitted to use the $20 million distributions basket. Additionally, in the current version of the Loan Agreement, the $20 million cap on distributions has exceptions to the cap if (i) pro-forma net excess availability is greater than 15% of the maximum facility amount for the 30 days prior to the distribution, net excess availability is greater than 15% of the maximum facility amount after giving effect to the distribution and the fixed charge coverage ratio is at least 1.0 to 1.0 after giving effect to the distribution and (ii) pro-forma average daily net excess availability is greater than 20% of the maximum facility amount for the 90 days prior to the distribution and net excess availability is greater than 20% of the maximum facility amount after giving effect to the distribution. The Second Amendment prohibits usage of the foregoing clause (ii) at any time when any Term Loans are outstanding.

At any time when any Term Loans are outstanding, the Company is not permitted to use the $30 million investments basket. Additionally, in the current version of the Loan Agreement, the $30 million cap on investments has exceptions to the cap if (i) pro-forma net excess availability is greater than 15% of the maximum facility amount for the 30 days prior to the investment, net excess availability is greater than 15% of the maximum facility amount after giving effect to the investment and the fixed charge coverage ratio is at least 1.0 to 1.0 after giving effect to the investment and (ii) pro-forma average daily net excess availability is greater than 20% of the maximum facility amount for the 90 days prior to the investment and net excess availability is greater than 20% of the maximum facility amount after giving effect to the investment. The Second Amendment prohibits usage of both of the foregoing clauses at any time when any Term Loans are outstanding, other than investments in Topgolf International, Inc. pursuant to clause (i).

The collateral covering the Term Loan Facility is the same as that covering the Existing Revolver.

The foregoing description is qualified in its entirety by reference to the Second Amendment, a copy of which is attached as Exhibit 10.1 and incorporated by reference in its entirety in this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Second Amendment, dated as of March 20, 2020, among Callaway Golf Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., Ogio International, Inc., travisMathew, LLC, Jack Wolfskin North America, Inc., Callaway Golf Canada Ltd., JACK WOLFSKIN Ausrüstung für Draussen GmbH & Co. KGaA, Callaway Golf Europe Ltd., Callaway Golf Interactive, Inc., Callaway Golf International Sales Company, Callaway Golf European Holding Company Limited, Callaway Germany Holdco GmbH, JW STARGAZER Holding GmbH, SKYRAGER GmbH, Jack Wolfskin Retail GmbH, Bank of America, N.A. as administrative agent and certain financial institutions as lenders, to Fourth Amended and Restated Loan and Security Agreement, dated as of May 17, 2019.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLAWAY GOLF COMPANY

Date: March 25, 2020	By:	/s/ Sarah E. Kim
	Name:	Sarah E. Kim
	Title:	Vice President, General Counsel and Corporate Secretary